Exhibit 99.1

FOR IMMEDIATE RELEASE	Media Contact:
Jim Zeumer
(248) 433-4502
Jim.zeumer@pultegroup.com

PULTEGROUP COO STEVE PETRUSKA ANNOUNCES RETIREMENT

BLOOMFIELD HILLS, Mich., July 19, 2010 – PulteGroup, Inc. (NYSE:PHM) announced today that, effective August 14, 2010, Steven C. Petruska, Executive Vice President and Chief Operating Officer, will retire from the Company in conjunction with a new organizational structure. Richard J. Dugas, Jr., Chairman, President and Chief Executive Officer will assume responsibilities for the Company’s homebuilding operations as the COO position is eliminated under the new structure.

“Since joining the Company in 1984, I have had an amazing journey with PulteGroup, as we have grown from a regional builder to a national homebuilding company. Given that we are ahead of schedule with many of our merger activities and our key business initiatives are on track, this is the right time for me to retire and move on to the next chapter of my life,” Petruska said.

Petruska joined Pulte Homes, Inc. in 1984 as the Vice President of Finance for the South Texas Division. During his 26-year career with the Company, Petruska has held numerous management positions of increasing responsibilities. Before being named to his current role as COO in 2004, he was Area President for Pulte Homes’ Arizona and Nevada operations, and has also served as President of the Company’s Las Vegas Division and as the President of the Southwest Region.

“It would be hard to overstate the incredible impact Steve has had on the organization during his career at PulteGroup,” said Dugas. “Beyond his leadership throughout the merger and integration, Steve has championed a number of strategic changes designed to drive product quality while working to capture greater operating leverage and construction efficiencies.

“With the Centex merger integration essentially complete, we are electing to flatten PulteGroup’s structure. I look forward to working more directly with the talented and experienced field management team we have in place throughout the country.”

About PulteGroup

PulteGroup, Inc. (NYSE: PHM) based in Bloomfield Hills, Mich., is America’s premier home building company with operations in 67 markets, 29 states and the District of Columbia. Celebrating its 60th anniversary in 2010, the Company has an unmatched capacity to meet the needs of all buyer segments through its brand portfolio that includes Pulte Homes, Centex Homes and Del Webb. In 2009, PulteGroup brands received more top rankings than any other homebuilder in the annual J.D. Power and Associates 2009 New-Home Builder Customer Satisfaction Studysm.

For more information about PulteGroup, Inc. and PulteGroup brands, see www.pultegroup.com; www.pultehomes.com; www.centex.com; www.delwebb.com

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